Exhibit 10.1

TRANSITION AGREEMENT

February 18, 2015

Alexander W. Pease
EnPro Industries, Inc. Charlotte, NC

Re:    Transition Agreement

Dear Alex:
This letter agreement (the “Agreement”) sets forth the terms relating to your transition from EnPro Industries, Inc. (the “Company”). You have notified us of your intention to leave the Company’s employment on or before May 31, 2015, and resign all offices with the Company prior to that date. This Agreement describes the form and timing of that transition, the obligations you have to the Company, and the Company’s obligations to you.
The terms of the Agreement are:
1.Resignation. Your employment with the Company will end on May 31, 2015 (the “Termination Date”). You hereby resign, as of March 31, 2015 (the “Transition Date”), as a director and from each and every office with the Company and/or the Company’s affiliates, including as Chief Financial Officer. You also agree to execute documents in a form satisfactory to the Company to effectuate any such resignations.
2.Salary and Vacation. The Company will pay you your current base salary through the Termination Date. You agree to use all accrued vacation prior to the Termination Date.
3.Annual Incentive Award. You will be eligible to receive payments under the Senior Executive Annual Performance Plan (APP) for fiscal year 2014 based on a full year’s service. Your APP payment for 2014 will be made in the ordinary course before March 15, 2015, following certification of the Company’s performance by the Compensation and Human Resources Committee of the Company’s Board of Directors (the “Committee”).
4.LTIP Awards. The Company has previously awarded you performance shares and/or performance units pursuant to the EnPro Industries, Inc. Amended and Restated 2002 Equity Compensation Plan, as Amended and the EnPro Industries, Inc. Long-term Incentive Plan (“LTIP”), all as set forth in separate award agreements. You will eligible to receive an LTIP award payment for the 2012 – 2014 performance period in the normal, ordinary course, expected to be before March 15, 2015, following certification of performance for such period by the Committee. Such award will be payable in stock or cash, together with accrued dividends or dividend equivalents, pursuant to the terms of your award agreements.
5.Benefits. The Company will continue to provide to you and your dependents, through the Termination Date and pursuant to your current elections, benefits pursuant to the terms and conditions of the Company’s employee benefit plans for which you are currently eligible, according to the terms and conditions of those plans.
6.Additional Payment. In consideration for your obligations under this Agreement, including the transition services and clarified non-competition agreements, and conditional upon your full compliance with the terms and conditions of this Agreement, the Company shall pay you the sum of $410,000 on June 15, 2015. This payment shall be in lieu of any and all payments or benefits not expressly referred to herein, including without limitation any payments of APP or LTIP awards, restricted stock or restricted stock units or benefits under or pursuant to any severance plan sponsored by the Company.
7.Continuation of Health and Dental Coverage. Your resignation from the Company is a “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). You will be provided an opportunity to continue health and dental coverage through the Company’s benefit plans after your resignation, as required by and pursuant to the terms of COBRA. You will receive a separate notice of your COBRA rights in order to allow you the chance to decide whether to elect (and pay for) COBRA continuation coverage.
8.Cessation of Benefits. From and after the Termination Date, you will not have the right to participate in or receive any benefit under any employee benefit plan of the Company, any fringe benefit plan of the Company, or any other plan, policy or arrangement of the Company providing benefits or perquisites to employees of the Company generally or individually. Provided, however, you will be entitled the rights: (i) to continued coverage under the Company’s health and dental benefit plans as provided by COBRA, as set forth in Paragraph 7 above; (ii) to retain and be paid vested benefits under the terms of the Company’s defined contribution plans and the EnPro Industries, Inc. Management Stock Purchase Deferral Plan; (iii) to submit claims pursuant to the terms of the Company’s welfare benefit plans for benefits arising out of events occurring prior to the Termination Date; (iv) to exercise any conversion rights provided to you under the terms of the Company’s benefit plans; (v) to receive such other benefits and payments as expressly set forth or referred to in this Agreement and (vi) to receive reimbursement from the Company of expenses you incurred prior to the Termination Date, provided that such expenses are otherwise reimbursable under the terms of the Company’s policies.
9.Preservation of Indemnity. The Company will continue to indemnify you for any and all claims asserted against you related to acts or omissions undertaken by you prior to the Transition Date, in accord with its existing articles, by-laws and prior agreements, and to continue to provide directors and officers liability insurance coverage to you with respect to such claims on the same basis as provided to the Company’s active officers and directors, for acts and omissions occurring prior to the Transition Date.
10.Withholding. The payments described herein of this Agreement will be made through the Company’s normal payment processes. All such payments will be subject to withholdings as required or authorized by state and federal law.
11.Nondisparagement. You agree that you will not make disparaging remarks to anyone about the Company or its practices, any management personnel or any other employee, or make any other statement that disrupts or impairs the Company’s normal, ongoing business operations, or that harms the Company’s reputation with its employees, customers, suppliers or the public. Likewise, the Company agrees that none of its officers or directors will make any disparaging remarks about you.
12.Transition Services. Through the Termination Date, you will continue to provide your full professional time and attention to your performance of duties as an employee of the Company, and shall assist in the transition of your responsibilities as requested by the Chief Executive Officer of the Company. You further agree that through March 31, 2016, you will provide reasonable assistance with respect to ongoing matters of the Company or its affiliates, including any investigation, dispute or litigation or other commercial matters, including answering questions and providing details of matters you handled while an officer of the Company so that your duties may be transitioned and these ongoing matters handled without undue interruption, your current employment permitting, upon the request of the Company and at no cost except reimbursement of out-of-pocket costs. You agree that, from and after April 1, 2016, on appropriate advance notice, you will, if so requested by the Company or its affiliates, provide reasonable assistance or information related to any employment or business dispute, investigation, proceeding or litigation (threatened or pending) involving the Company or its affiliates and will freely cooperate and assist the Company or its affiliates in good faith and to the best of your ability, your then current employment permitting. In such cases, the Company will reimburse you for out of pocket expenses and pay you a reasonable hourly rate as compensation for your time spent on the Company’s behalf, unless prohibited by applicable law.
13.Return of Property. You agree that you will not retain, and will promptly return to the Company following the Termination Date, any and all Company property in your possession or subject to your control, including but not limited to, keys, credit and identification cards, Company-provided vehicles or equipment, computers or any other items provided to you by the Company for your use, together with all written or recorded materials, documents, computer discs, plans, records, or other papers or electronic information related to the Company’s business affairs. You represent that you have not and will not copy, download, store or retain software, documents or other materials or files originating with or belonging to the Company, and that you have not retained copies of any Company property or materials, including on any computer tape, diskette, disc, flash drive or any form of storage media, whether portable or installed.
14.Release.
a. By You. You agree to and do release and forever discharge the Company, any related or successor corporation or other entity (including but not limited to any parent, subsidiary and/or affiliate, and including but not limited to EnPro Industries, Inc. and Coltec Industries Inc), their benefit plans and programs, and all of their past and present officers, directors, employees, administrators and trustees (collectively the “Parties Released by this Agreement”), from any and all losses, expenses, liabilities, claims, rights and entitlements of every kind and description (collectively referred to as “Claims”), whether known or unknown, that you have now or may later claim to have had against any of the Parties Released by this Agreement arising out of anything that has occurred up through the date that you sign this Agreement, including, without limitation, any Claims arising out of your employment with the Company. This release includes, but is not limited to, any Claims for additional compensation, benefits, bonuses, incentive compensation, severance, back pay, reinstatement, personal injuries, breach of contract (express or implied), breach of any covenant of good faith and fair dealing (express or implied), or for recovery of any losses or other damages to you or your property based on any alleged violation of Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq. (prohibiting discrimination on account of race, sex, color, national origin or religion); the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq. (prohibiting discrimination on account of age); the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq. (prohibiting discrimination on account of disabilities); the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; the North Carolina Equal Employment Practices Act, N.C. Gen. Stat. § 143-422.2 et seq.; the North Carolina Handicapped Persons Protection Act, N.C. Gen. Stat. § 168A-1 et seq.; the North Carolina Retaliatory Employment Discrimination Act, N.C. Gen. Stat. §§ 95-240 et seq.; or any other federal, state or local statutory or common law. You further agree that this release may be pleaded as a complete bar to any action or suit before any court or administrative body.
You acknowledge that you may have sustained or may yet sustain damages, costs, or expenses that are presently unknown and that relate to Claims between you and the Parties Released by this Agreement. You expressly waive and relinquish all rights and benefits which you may have under any state or federal statute or common-law principle that would otherwise limit the effect of this Agreement to Claims known or suspected prior to the date you sign this Agreement, and do so understanding and acknowledging the significance and consequences of such specific waiver.
Thus, for the purpose of implementing a full and complete release and discharge of the Parties Released by this Agreement, you expressly acknowledge that this Agreement is intended to include in its effect, without limitation, all Claims which you do not know or suspect to exist in your favor at the time you sign this Agreement, and that this Agreement contemplates the extinguishment of any such Claim or Claims. For clarification and notwithstanding anything herein to the contrary, this Agreement shall not be deemed to release or discharge any claims (i) for amounts or benefits due to you or your heirs pursuant to or preserved by this Agreement, including without limitation any payments or benefits due to you hereunder and any and all rights you have against the Company and/or its insurers relating to indemnification for acts undertaken by you prior to the date hereof or as an officer, including under any indemnity agreement, indemnification policy, any directors and officers liability policy or otherwise; (ii) that arise after the execution of this Agreement or (iii) that may not be released by law.
b. By the Company. As consideration for your obligations hereunder, the Company agrees to release and forever discharge you, your heirs, estate, executors and administrators, from and to waive any and all rights with respect to all manner of claims, actions, causes of action, suits, judgments, rights, demands, debts, damages, or accountings of whatever nature, legal, equitable or administrative, whether the same are now known or unknown, which the Company ever had, now has or may claim to have, upon or by reason of the occurrence of any matter, cause or thing whatsoever up to the date of this Agreement, except for such claims based upon or arising out of conduct undertaken by you: (i) for which the Company is not permitted to indemnify you under the terms of its indemnification policies or applicable law or (ii) that violates the Company’s clawback policy.
c. The provisions in this Paragraph 14 do not prevent any Party from submitting a petition or charge with any state or government agency or from cooperating with any federal or state governmental inquiry or investigation. You acknowledge that the benefits you are receiving pursuant to this Agreement are intended to provide the full and only compensation to you for any and all claims, damages or other demands that you might have or make against the Company or any of the Parties Released by this Agreement, and you agree forever to waive any right to monetary recovery from the Company or its affiliates in the event any administrative agency or other public or governmental authority, individual or group of individuals pursues any claim on your behalf, and you agree you will not request or accept anything of value from the Company or its affiliates not provided for in this Agreement as compensation or damages related to your employment.

15.Preservation of Existing Agreements; Confirmation and Clarification of Non-competition Agreements. With the exception of the Business Protection Agreement between you and the Company dated April 30, 2013 (“BPA”), any indemnity agreement between you and the Company, and any confidentiality agreement between you and the Company, each of which is preserved and will continue to be governed by its terms, this Agreement will take the place of all previous agreements between you and the Company, and it contains the entire agreement between you and the Company regarding your resignation with the Company. Neither you nor the Company will be bound by any statements or representations not contained in this Agreement. For clarification, the definition of Competitor contained in the BPA shall mean the businesses identified on Exhibit A hereto and the BPA will be deemed to be amended as described in Exhibit A.

16.Acknowledgements. By signing this Agreement, you acknowledge that:
a.    You have carefully read and fully understand the Agreement;
b.    You are signing the Agreement voluntarily;
c.    The Company has encouraged and advised you to consult with an attorney prior to executing the Agreement and that you have had the opportunity to obtain all advice and information you deem necessary about matters related to this Agreement;

d.    You have been given a period of at least twenty-one (21) days after receiving this Agreement to consider its terms before signing it;
e.     You have seven (7) days after signing this Agreement and release to revoke your acceptance by delivering a signed notice of revocation to the Company, and that upon delivery of a timely notice of revocation, this Agreement will be null and void and neither the Company nor you will have any rights or obligations under it. Accordingly, this Agreement and release shall not become effective or enforceable until the seven-day revocation period has expired. If your signature is not revoked by you during the seven-day period, it shall be deemed accepted and this Agreement will take effect on the eighth (8th) day.
17.Severability. If any provision of this Agreement (or any subpart thereof) is unenforceable or is held to be unenforceable, you agree that such provision shall be fully severable, and this Agreement and its terms shall be construed and enforced as if such unenforceable provision had never been a part of this Agreement. Under such circumstances, the remaining provisions of the Agreement shall remain in full force and effect, and a court construing the unenforceable provision shall add to this Agreement and make a part of it, in lieu of the unenforceable provision, a provision as similar in terms and effect to such unenforceable provision as may be enforceable.
18.Modification and Choice of Law. This Agreement can only be modified in a writing executed in the same manner as this Agreement. This Agreement shall be construed in accordance with the substantive laws of the State of North Carolina without regard to conflict of laws principles.
19.Section 409A Compliance. The Parties intend that any amounts or benefits payable or provided under this Agreement comply with the provisions of Section 409A of the Internal Revenue Code and the Treasury Regulations relating thereto so as not to subject you to the payment of the tax, interest and any tax penalty which may be imposed under Code Section 409A. The provisions of this Agreement shall be interpreted in a manner consistent with such intent. In furtherance thereof, to the extent that any provision hereof would otherwise result in your being subject to payment of tax, interest and tax penalty under Code Section 409A, the Parties agree to amend this Agreement in a manner that brings this Agreement into compliance with Code Section 409A and preserves to the maximum extent possible the economic value of the relevant payment or benefit under this Agreement to you. If an amount is to be paid under this Agreement in two or more installments, each installment shall be treated as a separate payment for purposes of Code Section 409A. You acknowledge and agree that you have been advised by the Company to consult with tax counsel of your own choosing regarding the tax consequences to you or the performance of the terms and provisions of this Agreement.

20.Counterparts. This Agreement may be executed in separate counterparts, each of which is to be deemed to be an original and both of which taken together are to constitute one and the same agreement. Facsimile and/or electronic mail delivery of this Agreement by either Party shall constitute a legal, valid and binding delivery of this Agreement.

/s/ Alexander W. Pease
Alexander W. Pease

February 18, 2015
Date

/s/ Robert S. McLean
Robert S. McLean
Vice President, General Counsel and Secretary

February 18, 2015
Date

For: EnPro Industries, Inc.

Exhibit A

Ace Precision
Aero Manufacturing Corporation
AESSeal plc
AJAX
Alloy Bellows
American Seal
APS
ATS (Paris Group)
A W Chesterton
Bendix
Bodycoat
Boedeker
Bomco
BOSS
Bromford Industries
Brycoat
BS&B
Buckhorn
Carco Srl
Cathay Packing
CHAWK
Chromoloy
COB
Comvat
ConMet
Continental
Cook Compression
Corry Manufacturing Company
CSB
Daido
Doncasters
Donit Tesnit
Durabla
EagleBurgmann Expansion Joint Solutions
Eaton
EBTEC
Effox, Inc.
Empak Spirotallic Mexicana
FAST/EGC
FDS Group (Flexitallic)
Federal-Mogul
Flex-A-Seal

Flexitallic
Flextronics
Flowserve
4-Pipes
Freudenberg Group (Bergmann, Simrit, Merkel)
GKN
Gloenco
Graco
GrafTech International Holdings
GreenTweed
Haldex
Hartzell
Hoerbiger
HTMS
IGUS
Impro/Seal
IPM
ISOMAG Corporation
James Walker Group
JetSeal
Kirkhill
Klinger
KSPG
Korea Seal Master
Lamons
Latty
Le Joint Francais
MAN
Meggitt UK
Meritor
Mirapro
MKI Corp.
NGK
Nippon Valqua
NOK
Oberg Industries
Oiles
Paradigm Precision
Parker
Pearson
PIKE
Piper Plastics
PMI
Polygon
Praxair

PRESRAY
Proco
PROGRESS SILICONES
RBC
Rembe
Rolls-Royce—MTU Division
Saint Gobain
SEAL-MASTER
Siem Flexitallic
SKF
Smiths
SpareAge Seals Limited
Stein Seal
STERNE
Teadit International
Tenute
Tiansheng, Baohua
Technymon
3-Flow
3P
Trelleborg
Utex
Wartsilla
W.L.GORE
ZOB

**As provided in the BPA, you will not be prohibited from becoming employed by a Competitor or providing consulting services to a Competitor for one year after your employment by the Company ends as set forth in Section 4(c) of the BPA, except that you will not be prohibited from becoming employed by a Competitor, or providing consulting services for a Competitor, solely in an area, division or segment of a Competitor’s business that does not engage in any part of the Business.

Notwithstanding the foregoing, With respect to Eaton, you will not be prohibited from becoming employed by Eaton or providing consulting services to Eaton in an area that does not engage in any of the business conducted by the Company’s Technetics Group division.